Exhibit 21 - Subsidiaries of the Registrant


The direct and indirect subsidiaries of Centrum Industries, Inc. and their state or territory of incorporation are as follows as of June 5, 1997:


Name of Subsidiary                                      State or Territory of Incorporation
McInnes Steel Company                                   Pennsylvania
McInnes Services, Inc.                                  Delaware
Erie Bronze & Aluminum Company                          Pennsylvania
Eballoy Glass Products Company                          Pennsylvania
McInnes International, Inc.                             U.S. Virgin Islands
Taylor Forge Company                                    Tennessee
American Handling, Inc.                                 Ohio
Micafil, Inc.                                           Delaware
LaSalle Exploration, Inc.                               Ohio
Micafil - Axis, LLC (50% equity ownership)              Delaware